Exhibit (p) (1)

CODE OF ETHICS

CONSULTING GROUP CAPITAL MARKETS FUNDS

CONSULTING GROUP ADVISORY SERVICES LLC

April 16, 2012

Pursuant to Rule 17j-1 of the Investment Company Act of 1940 and

Rule 204A-1 of the Investment Advisers Act of 1940 and

12 C.F.R. 9.5(b) and 12 C.F.R. 12.7(a), (b) and (c)

I.	Statement of Principles — This Code of Ethics (“Code”) applies to Consulting Group Capital Markets Funds (“CGCM”, each portfolio of which is a “Fund”) and Consulting Group Advisory Services LLC (“CGAS”) (together, the “Covered Entities”, and each a “Covered Entity”), in order to establish rules of conduct for persons who are associated with the Covered Entities. The Code’s purpose is to: (i) minimize conflicts and potential conflicts of interest between employees of the Covered Entities on one hand, and CGCM shareholders on the other hand; (ii) provide policies and procedures consistent with applicable law and regulation, including the Office of the Comptroller of the Currency’s regulation governing the fiduciary and securities activities of national banks, Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), and other applicable provisions of the Federal securities laws; and (iii) prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by shareholders. All employees and certain of their immediate family members of the Covered Entities, including certain employees who serve as CGCM and/or CGAS officers, are Access Persons under this Code. The defined term “Access Persons” is described in Section II below.

Personnel of Covered Entities must protect the confidentiality of portfolio holdings, must not take inappropriate advantage of any position of employment with a Covered Entity, must not act upon non-public information, and must fulfill fiduciary obligations. Personal securities transactions by Access Persons shall adhere to the requirements of this Code and shall be conducted in such a manner as to avoid any actual or potential conflict of interest, the appearance of such a conflict, or the abuse of the person’s position of trust and responsibility. While the Code is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

As a matter of law and of this Code, no employee of a Covered Entity or those employees of Morgan Stanley Smith Barney (“MSSB”) identified in Section II below must ever discuss or disseminate non-public information while in possession of material, non-public information about the issuer or the market for any securities or commodities, even if the employee has satisfied all other requirements of this Code. From time to time, the MSSB Compliance Department (“Compliance Department”) may notify employees who are deemed to be in possession of material non-public information that they are restricted from trading certain securities, which may include mutual funds, for a period of time determined by the Compliance Department.

As an MSSB employee, you are already subject to several policies that explain your obligations to Clients, the Firm and the public. These policies are included in the Morgan Stanley Code of Conduct (“MS Code”), Compliance Manuals and stand-alone polices applicable to each respective business and/or channel. Policies in the areas listed below have particular relevance to your activities as an employee of a registered investment advisor:

•	Outside Business Activities

•	Gifts and Entertainment

•	Misuse of Inside Information

•	Personal Securities Trading

•	Marketing and Promotional Activities

•	Political Contributions (including “Pay-to-Play”)

•	Cash and Non-Cash Compensation

•	Market Timing

NOTE: To the extent that this Code is more restrictive or conservative with regard to issues that are less so in the MS Code, the MSSB Code of Ethics (“MSSB Code”) and/or the MSSB Employee Trading Policy — Compliance Notice 2012-26-MSSB (and any future amendments thereto) (“MSSB Employee Trading Policy”), Access Persons are subject to the more restrictive portions of this Code in any such instances.

Employees of a Covered Entity are also subject to, and must comply with, the requirements of Federal securities laws.

II.	Access Persons — This Code applies to certain employees who serve as CGCM and/or CGAS officers (“Access Persons”), who must comply with all of the provisions of this Code unless otherwise indicated. All other employees are also subject to the MSSB Code, the MS Code and the MSSB Employee Trading Policy.

The policies, procedures, and restrictions referred to in this Code also apply to an employee’s spouse, significant other and minor children. The Code also applies to any other account over which the employee is deemed to have beneficial ownership (this includes accounts of any immediate family members sharing the same household as the employee; accounts in which the employee otherwise has a pecuniary interest that allows the employee directly or indirectly to profit or share in any profit; a legal vehicle of which the employee is the controlling equity holder; and an entity in which the employee has an equity interest, provided the employee also has or shares investment control over the securities held by such entity); and any account over which the employee may otherwise be deemed to have control. For a more detailed description of beneficial ownership, see Exhibit A attached hereto.

III.

Monitoring and Enforcement — It is the responsibility of each Access Person to act in accordance with a high standard of conduct and to comply with the policies and procedures set forth in this document, and to report any violations promptly to the Compliance Department. The Covered Entities take seriously their obligation to monitor the personal investment activities of their employees, and to review the periodic reports of all Access Persons. Any violation of this Code by employees will be considered serious, and may result in disciplinary action, which may include the unwinding of trades, disgorgement of profits, monetary fine or censure, and suspension or termination of employment. Any violation of this Code by an Access Person will be reported by the Compliance Department to the person’s supervisor and to the Chief Compliance Officer(s) (“CCO”) or designees thereof, of CGCM and/or CGAS, as applicable.

IV.	Accounts and Transactions Covered by this Code —

Employee trading policies apply to Employee Securities Accounts. An “Employee Securities Account” is defined as an account: (i) that has brokerage capability (i.e., can hold or execute transactions in equities (including closed-end funds, ETFs, and similar instruments), debt, foreign exchange, commodities or derivatives); and (ii) in which you have an interest or the power, directly or indirectly, to affect or influence investment decisions. Employee Securities Accounts include accounts in your name and other accounts over which you could be expected to influence or control, including:

•	accounts of your spouse or domestic partner;

•	accounts of your children, or other relatives for whom you, your spouse or domestic partner contribute substantial support; and

•

accounts that you or the persons described above could be expected to influence or control, such as: joint accounts; family accounts; retirement accounts that hold or can hold securities or other financial instruments (other than mutual fund shares or bank certificates of deposit); corporate accounts; open-end mutual fund accounts with brokerage capabilities; fiduciary accounts for which you act as fiduciary, such as trustee, or that you otherwise guide or influence; arrangements similar to fiduciary accounts over which you have influence or that benefit you directly or indirectly; accounts for which you act as custodian; or partnership accounts.

Accounts of relatives that are not considered Employee Securities Accounts because they do not meet any of the above criteria may still be prohibited by law from participating in initial public offerings (additional information is provided in Section 1.6.7. of the MSSB Employee Trading Policy). Certain rules or policies may define an “Immediate Family Member” more broadly. In addition, some business units may define Employee Securities Account differently. You must be aware of and abide by those rules and policies as they apply to you.

V.	Excluded Accounts and Transactions — The following are examples of types of accounts that are not considered Employee Securities Accounts, provided that they cannot be used as brokerage accounts to buy or sell individual securities or other financial instruments (other than bank certificates of deposit and mutual fund shares). They do not need to be disclosed to Compliance, nor are they subject to the Firm’s employee trading policies:

•	an open-end mutual fund account (other than the CGCM Funds) held directly with the fund or in a mutual fund only account that cannot be used as a traditional brokerage account;

•	checking, savings, money market, time deposit and other deposit accounts;

•	retirement accounts that cannot be used as traditional brokerage accounts;

•	external 401(k) accounts that cannot be used as a brokerage account (Morgan Stanley Channel 401(k) accounts are subject to window and holding period restrictions, as set forth in this policy);

•	blind trusts in which the employee is a beneficiary; and

•	529 Plans.

In addition, you may purchase U.S. Treasury Securities by direct subscription to the Federal Reserve Bank. Such purchases are not subject to the Firm’s policies regarding Outside Accounts.

VI.	Special Transactions

Under FINRA Rule 5130 (formerly NASD Rule 2790), MSSB employees and their immediate family members are prohibited from purchasing shares of equity initial public offerings (“IPOs”). Accounts that fall outside the definition of Employee Securities Accounts may still be prohibited under Rule 5130 from participating in equity IPOs. For purposes of Rule 5130, immediate family member means a person’s parents, mother-in-law or father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children, or any other individual to whom the person provides material support. To the extent that an Employee Securities Account is eligible to participate in directed share programs, demutualizations or holding company conversions based upon other Rule 5130 IPO exemptions, Compliance pre-clearance is required.

Additionally, unless otherwise notified, you (and your Employee Securities Accounts) are prohibited from purchasing equity securities that are part of a primary or secondary offering that is underwritten or sold by Morgan Stanley, Citigroup, or any broker-dealer owned by or affiliated with either firm, until the distribution is completed.

VII.	Transactions in Morgan Stanley-Issued Securities

Access Persons may purchase or sell Morgan Stanley-issued securities (“MS Securities”) during the window period only. These window periods begin on the first business day following Morgan Stanley’s earnings announcements and end on the last business day of each fiscal quarter. Managing Directors are also subject to a window period for transactions in MS Securities. The window period for Managing Directors begins on the first business day following Morgan Stanley’s earnings announcement, and ends 20 business days later. Managing Directors will receive notification from Compliance each quarter regarding the dates for the open and closed window.

For additional information, please refer to Sections 1.6.8, 1.6.9, and 1.6.10 of the MSSB Employee Trading Policy.

VIII.	Securities Holding Period/Short-Term Trading — Securities transactions by Access Persons must be for investment purposes rather than for speculation. Consequently, all Access Persons must adhere to the following:

1.	CGCM shares currently or in the future (with the exception of CGCM Money Market Investments) may not be redeemed or exchanged within 90 calendar days of purchase or prior exchange. A redemption or exchange of shares in a fund cannot be made within 90 calendar days of the latest purchase of shares from that fund, and must be held for investment purposes and not for speculation. Please note, depending upon the circumstances, the sale or exchange of shares of CGCM shares, even beyond the 90 calendar days, and could raise “short-term” trading concerns.

2.	MS Securities received as part of an employee’s compensation are not subject to the 30 calendar day holding period;

3.	Access persons are required to hold MS securities and any investments in Morgan Stanley mutual funds (other than CGCM, as specified in Item 1 above) for a minimum of 30 calendar days before selling. This policy does not apply to money market funds, closed-end funds, or to shares acquired through automatic reinvestment of dividends and capital gains distributions.

4.	If shares of MS Securities are acquired by exercising an option or upon conversion of a stock unit held for 30 calendar days, the shares are not subject to an additional holding period. Non-branch employees are not permitted to trade options in MS Securities that have fewer than 30 calendar days remaining until expiration. In addition, non-branch employees may not exercise options in MS Securities that are held for fewer than 30 calendar days. and

5.	All profits from short-term trades, including exchanges of CGCM shares, may be subject to disgorgement.

IX.	Pre-Trade Authorization — All Access Persons must receive pre-approval for every Securities transaction (as defined in Sections IV and V above) in their Covered Accounts. To obtain pre-approval, employees must complete the MSSB Investment Advisory Code of Ethics Employee Pre-Trade Authorization Request Form (Exhibit B). The trade must be completed by the close of the Business Day on which approval is given. For transactions that are not completed within the allotted time, employees must apply to have the transaction approved again.

Any trade that violates the pre-approval process may be unwound at the employee’s expense, and the employee will be required to absorb any resulting loss and to disgorge any resulting profit.

X.	Acknowledgement and Reporting Requirements — Access Persons — All new Access Persons must certify that they have received a copy of this Code, and have read and understood its provisions. In addition, all Access Persons must:

1.	Within 10 business days of becoming a Access Person, acknowledge receipt of the Code and any modifications thereof, which the Compliance Department shall provide to each person covered by the Code in writing (See attached Exhibit C for the Acknowledgement of the Code of Ethics Form);

2.	Within 10 business days of becoming a Access Person, disclose in writing all information with respect to all securities beneficially owned and any existing personal brokerage relationships (employees must also disclose any new brokerage relationships whenever established). The holdings report must be current as of a date not more than 45 days prior to the employee becoming a Access Person.

3.	Direct any non-MSSB brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions. (Note: for accounts held at MSSB, this requirement is generally satisfied via automated data feeds);

4.	Certify on an annual basis that he/she has read and understood the Code, complied with the requirements of the Code and that he/she has pre-notified and disclosed or reported all personal securities transactions and securities accounts required to be disclosed or reported pursuant to the requirements of the Code (See attached Exhibit D — Annual Certification Form).

i.	CGCM Trustees — CGCM trustees must comply with the provisions set forth in Section XV.2 within 10 business days of becoming a CGCM trustee, except that a CGCM trustee who is not an “interested person” of the Fund, within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make reports solely by reason of being a CGCM trustee, is not required to make the initial and annual holdings reports required by Section XV.2 and Section XV.5 above.

ii.

A “non-interested” CGCM trustee need not supply duplicate copies of confirmations of personal securities transactions required by Section XV.3 above, and need only make the quarterly transactions reports required by Section XV.4 above as to any Covered Security if at the time of a transaction by the trustee in that

Covered Security he/she knew or, in the ordinary course of fulfilling his/her official duties as a trustee of the Fund, should have known that, during the 15-day period immediately before or after that transaction, that security is or was purchased or sold by CGCM, or was being considered for purchase or sale by CGCM.

XI.	Handling of Disgorged Profits — Any amounts that are paid/disgorged by an employee under this Code shall be donated by the employee to one or more charities as directed by the Compliance Department.

XII.	Confidentiality — All information obtained from any Access Person pursuant to this Code shall be kept in strict confidence, except that such information will be made available to any regulatory or self-regulatory organization and the CGCM Board of Trustees to the extent required by law, regulation or this Code.

XIII.	Other Laws, Rules and Statements of Policy — Nothing contained in this Code shall be interpreted as relieving any person subject to the Code from acting in accordance with the provision of any applicable law, rule or regulation or, in the case of Access Persons, any statement of Code or procedure governing the conduct of such person adopted by MSSB, its affiliates and subsidiaries.

XIV.	Retention of Records — All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law and regulation, including a copy of this Code and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law and regulation, including regulations of the Office of the Comptroller of the Currency, Rule 17j-1 under the 1940 Act and Rule 204-2 under the Advisers Act. The Compliance Department shall have the responsibility for maintaining records created under this Code.

XV.	Exceptions to the Code — Any exceptions to this Code must have the prior written approval of the CCO of the relevant Covered Entity, or designee thereof. Any questions about this Code should be directed to the Compliance Department.

XVI.	Board Review — At least annually, a written certification meeting the requirements of Rule 17j-1 under the 1940 Act shall be prepared by the respective CCOs of CGCM and CGAS, and presented to the CGCM Board of Trustees.

XVII.	Other Codes of Ethics — To the extent that any: (i) officer of the Fund, or (ii) access persons (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) of an investment sub-adviser, sponsor, or principal underwriter of CGCM, are not Access Persons hereunder, such persons must be covered by at least one separate code of ethics which is approved in accordance with applicable law and regulation. In the event of a conflict between the provisions appearing in this Code and provisions appearing in any other applicable codes of ethics, the more restrictive provision (benefiting CGCM and CGAS in the most favorable fashion) shall be adhered to.

XVIII.	Amendments — This Code may be amended from time to time by the Compliance Department. Any material amendment of this Code shall be submitted to the CGCM Board of Trustees for approval in accordance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Any material amendment of this Code that applies to the trustees of CGCM shall become effective as to CGCM trustees only when the CGCM Board of Trustees has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law and regulation.

TABLE OF EXHIBITS FOR

CGCM and CGAS CODE OF ETHICS FORMS

EXHIBIT	TITLE	PAGE
A	Explanation of Beneficial Ownership	8

B	Employee Pre-Trade Authorization Request Form	9

C	Acknowledgement of Code of Ethics Form	10

D	Annual Compliance Certification Form	11

EXHIBIT A

EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have “Beneficial Ownership” of Securities if you have or share a direct or indirect “Pecuniary Interest” in the Securities.

You have a “Pecuniary Interest” in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1.	Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

“Immediate family” means any child, stepchild, grandchild, parent, significant other, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.	Your interest as a general partner in Securities held by a general or limited partnership.

3.	Your interest as a manager-member in the Securities held by a limited liability company.

4.	You are a member of an “investment club” or an organization that is formed for the purpose of investing a pool of monies in the types of securities mentioned in this Code Section V.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.	Your ownership of a vested interest in a trust.

3.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of “beneficial ownership.” For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

EXHIBIT B

Morgan Stanley Smith Barney — Investment Advisory Code of Ethics

Employee Pre-Trade Authorization Request Form

Employee Name:

Account Name (if different) and relationship to employee:

Account Number:

Name of Financial Advisor/Private Wealth Advisor:

Broker/dealer at which account is maintained (if other than Morgan Stanley):

I request permission to effect a transaction in the security as indicated below for my own account or for another account in which I have a beneficial interest or legal title, or over which I otherwise have investment discretion. I understand the approval will be effective only for a transaction executed prior to the close of business on the day of the approval is granted. Any transaction, or portion thereof, not completed on the day of this request and/or approval will require a new approval request.

I certify that:

•	I do not possess material non-public information regarding the security or the issuer of the security;
•	I am in compliance with any conditions disclosed in the Restricted List at the time of this request;
•

I am aware of no buy or sell orders in this security or other securities or equivalents of the same issuer pending or under consideration by any Firm advisory client, investment manager or sub-advisor; and

•	I have read the MSSB Investment Advisory Code of Ethics (“Code”) and believe that the proposed trade fully complies with the requirements of the Code as well as the MSSB Employee Trading Policy.

NAME OF SECURITY	CUSIP/SEDOL NUMBER or SYBMOL	NUMBER OF SHARES OR UNITS	APPROX. PRINCIPAL AMOUNT

Check all that apply:

☐  Purchase

☐  Sale

☐  Market Order

☐  Limit Order* (Price of Limit Order:                    )

Employee Signature	Date

To Be Completed By Supervisor:

☐  Approval Granted. Approval expires COB.

☐  Approval Denied.

Supervisor (signature and printed name)	Date

THIS COMPLETED FORM SHOULD BE KEPT BY THE APPROVING MANAGER

*Limit Orders are only good for the day the transaction is approved.

EXHIBIT C

CONSULTING GROUP CAPITAL MARKETS FUNDS (“CGCM”)

CONSULTING GROUP ADVISORY SERVICES LLC (“CGAS”)

Acknowledgement of Code of Ethics Form

I acknowledge that I have received and read the Code of Ethics (“Code”) for CGCM and CGAS dated April 16, 2012. I understand the provisions of the Code as described therein and agree to abide by them.

                                         Employee Name (Print):

                                                                     Signature:

                                                                              Date:

Employee ID #	Date of Hire:
Job Function & Title:	Supervisor:
Location:
Floor and/or Zone:	Telephone Number:

This Acknowledgment form must be completed and returned within ten (10) business days of becoming an access person as defined in the Code or receiving a copy of a revised Code.

Please scan and e-mail to Steven Hartstein at steven.hartstein@mssb.com.

EXHIBIT D

CONSULTING GROUP CAPITAL MARKETS FUNDS (“CGCM”)

CONSULTING GROUP ADVISORY SERVICES LLC (“CGAS”)

Annual Compliance Certification Form

(Page 1)

Annually, CGCM and CGAS employees must confirm details of brokerage, bank trust, or other accounts used for personal securities transactions.* Such affiliations include directorships, other business activities, and investments in securities that cannot ordinarily be made through a Morgan Stanley Smith Barney brokerage account (i.e. a private placement or a limited partnership).

I.	Brokerage Accounts:

☐	I do not have a beneficial ownership in any account(s) with any financial services firm. Please refer to Exhibit A for definition of beneficial ownership.

☐	I maintain or have a beneficial ownership in the following account(s) with the financial services firm(s) listed below. Please include the information required below for any broker, dealer, or bank where an account is maintained and which held securities for your direct or indirect benefit as of [DATE].

Name of Financial Service(s) Firm and Address	Account Title	Account Number

II. Securities Holdings:

☐	I have no securities holdings to report.

☐	I maintain or have a beneficial ownership in the following securities owned which may be held by a broker, dealer, transfer agent, or bank in an account other than an approved brokerage account or by a Access Person (or by another party on behalf of the Access Person) or in certificate form (e.g., a stock certificate placed in a safe deposit box) or in a stock purchase plan or dividend reinvestment plan. You must include CGCM and off-shore (non-U.S.) mutual funds.

Title of Security	Ticker Symbol	# of Shares	Principal Amount	Held Since	Financial Services Firm

* Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940.

EXHIBIT D

CONSULTING GROUP CAPITAL MARKETS FUNDS (“CGCM”)

CONSULTING GROUP ADVISORY SERVICES LLC (“CGAS”)

Annual Compliance Certification Form

I certify that the above information is complete and accurate as of December 31, 201  .

I acknowledge that I have received and read the Code of Ethics (“Code”) for CGCM and, CGAS dated April 16, 2012. I fully understand the provisions of the Code as described therein and agree to abide by them. I also certify that I have complied with the requirements of the Code and have pre-notified and disclosed all securities transactions executed during the previous year pursuant to the requirements of the Code.

Signature	Date

Name (Print)	Department

If, during the previous year, you failed to seek pre-approval for a personal securities transaction or otherwise violated the Code, you must make your certification subject to that disclosure. If so, please indicate if a member of the Compliance Department has addressed this issue with you and if you fully understand the nature of your violation.

Please return the completed and signed certification to Steven Hartstein at steven.hartstein@mssb.com. Any questions relating to Morgan Stanley Smith Barney LLC policies, including the requirement to seek pre-approval for certain personal investments and all outside business affiliations, should be directed to the Compliance Department.